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Exhibit 99.7

April 7, 2020

Board of Directors
Assertio Therapeutics, Inc.
100 South Saunders Road, Suite 300
Lake Forest, IL 60045

Re: Registration Statement on Form S-4 of Assertio Therapeutics, Inc. filed on April 7, 2020

Members of the Board:

        Reference is made to our opinion letter, dated March 16, 2020 (the "Opinion"), that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Merger Consideration (as defined in the Opinion) to be issued by Parent (as defined in the Opinion) in the Merger (as defined in the Opinion) pursuant to the Merger Agreement (as defined in the Opinion) was fair to Assertio, from a financial point of view.

        The foregoing Opinion was provided for the information of, and directed to, the board of directors of Assertio for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Assertio has requested to include our Opinion in the above-referenced Registration Statement.

        In that regard, we hereby consent to the inclusion of our Opinion as Annex B to the joint proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions "CHAPTER I—THE MERGER—RISK FACTORS—Risks Relating to the Merger," "CHAPTER I—THE MERGER—THE MERGER—Background of the Merger," "CHAPTER I—THE MERGER—THE MERGER—Assertio Reasons for the Merger and Share Issuance," "CHAPTER I—THE MERGER—THE MERGER—Certain Unaudited Projections of Assertio" and "CHAPTER I—THE MERGER—THE MERGER—Opinion of Assertio's Financial Advisor" in such joint proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

        Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

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  Exhibit 99.7